EXHIBIT 99.1

TOMI Environmental Solutions, Inc. Announces Unaudited Preliminary Financial Results for Q1

2026 Revenue Reflecting Strong Sequential Revenue Growth Over Q4

Frederick, MD – April 8, 2026 – TOMI Environmental Solutions, Inc.® (“TOMI”) (NASDAQ: TOMZ), a global leader in disinfection and decontamination solutions is pleased to announce that its preliminary unaudited revenue for the first quarter of 2026 was approximately $1.7 million, reflecting a 67% sequential increase from Q4 2025.

Total integrated projects, which encompass projects awaiting capital expenditure approval or signed contracts for our SteraMist Integrated System (SIS), Hybrid, or Custom Engineered System (CES) products have increased to $5.3 million. This pipeline includes 14 customers, with half approved and secured through purchase orders or contracts. To date, first quarter sales combined with current open orders has reached approximately $3,360,000.

When compared to Q1 2025 and the previous reporting quarter, Q1 2026 showed increase in preliminary revenue growth across various segments pertaining to operational performance including mobile equipment sales, custom integration deliverables, repairs, and support services. These increases indicate that customers are actively utilizing our equipment and support offerings.

By the end of Q1, BIT Solution sales amounted to approximately $427,000, while iHP Corporate Service sales totaled approximately $729,000 in orders that have been delivered or are scheduled for delivery throughout the year. Notably, we secured a $440,000 annual purchase order for decontamination services with a leading global medical technology company. This agreement entails quarterly professional decontamination services utilizing our SteraMist iHP technology.

This strategic partnership underlines management’s confidence in the ongoing growth trajectory of the iHP Corporate Service business for 2026 and beyond, as highlighted by Dr. Shane during the last earnings call. The client, a global leader in regenerative medicine, neurosurgery, and reconstructive surgery, first engaged TOMI in 2024 for an emergency decontamination deployment executed on short notice. The transition from emergency response to a long-term annual service underscores the client’s commitment to maintaining the highest standards of sterility. The SteraMist iHP service order includes scheduled and validated decontamination services designed to safeguard the integrity of critical cleanrooms and laboratory environments.

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The first quarter of 2026 witnessed a notable increase in the purchase of standalone applicators utilizing our patented cold plasma arc technology. Sales of these applicators have already surpassed the total sales for the entire previous year, representing a percentage increase of 139%. We remain committed to expanding the availability of applicators linked to delivery systems based on customer preferences, thereby enhancing customer usage and our BIT solution consumable model.

The preliminary financial results described in this press release are unaudited and subject to customary adjustments and completion of the quarterly closing process. The Company expects to file its full financial results for its first quarter 2026 in due course, along with the filing of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

About TOMI™ Environmental Solutions, Inc.: Innovating for a safer world®

TOMI™ Environmental Solutions, Inc. (NASDAQ:TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology® (BIT™) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense, BIT™ solution utilizes a low percentage Hydrogen Peroxide as its only active ingredient to produce a fog of ionized Hydrogen Peroxide (iHP™). Represented by the SteraMist® brand of products, iHP™ produces a germ-killing aerosol that works like a visual non-caustic gas.

TOMI products are designed to service a broad spectrum of commercial structures, including, but not limited to, hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI products and services have also been used in single-family homes and multi-unit residences.

TOMI develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, America Seed Trade Association, and The Restoration Industry Association.

For additional information, please visit https://www.steramist.com or contact us at info@tomimist.com.

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Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, statements relating to preliminary financial results, including preliminary revenue information, estimated open orders and estimated total integration pipeline, expected revenue growth in 2026 and beyond, TOMI’s products and services to serve the life sciences sector, and the ability to complete delivery of products and services pursuant to purchase orders, . Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These may include, but are not limited to, our ability to acquire new customers and expands sales; our projected revenue and revenue recognized from anticipated future purchase orders, invoiced orders, and contracts, our ability to maintain and manage growth and generate sales, our reliance on a single or a few products for a majority of revenues; the general business and economic conditions; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed by us with the SEC and other periodic reports we filed with the SEC. The information provided in this document is based upon the facts and circumstances known at this time. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and we undertake no duty to update such information, except as required under applicable law.

INVESTOR RELATIONS CONTACT:

John Nesbett/Zach Nevas

IMS Investor Relations

tomi@imsinvestorrelations.com

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